EXHIBIT 10.14

GROUNDWATER REMEDIATION OPERATING AGREEMENT

          THIS GROUNDWATER REMEDIATION OPERATING AGREEMENT (“Agreement”) is made as of the 1st day of October, 2003, (“Effective Date”) between MOBILE ENERGY PRODUCTS, INC., a Delaware corporation (hereinafter referred to as “Mobile Energy”), and EAGLEPICHER TECHNOLOGIES, LLC, a Delaware limited liability company (hereinafter referred to as “EaglePicher”).

RECITALS

           A.           EaglePicher has sold to Mobile Energy certain assets pursuant to an asset purchase agreement between EaglePicher and Mobile Energy (the "Asset Purchase Agreement") dated October 1, 2003, which assets generally relate to the business located at the real property known as 3820 South Hancock Expressway, Colorado Springs, CO 80911 (the "Real Property").

           B.           EaglePicher and Mobile Energy have also entered into an agreement ("Lease Agreement") providing for the lease of the Real Property by EaglePicher to Mobile Energy with EaglePicher as the landlord and Mobile Energy as the tenant.

           C.           EaglePicher is required to comply with certain governmental orders and permits relating to the monitoring and remediation of groundwater at the Real Property, but will no longer have personnel at the Real Property after the sale of assets to conduct such monitoring and remediation.

           D.           In order to assist EaglePicher, Mobile Energy has agreed to make available the individuals on Appendix A (or amendments thereto) to enable EaglePicher to comply with its obligations under certain government orders and permits.

          NOW THEREFORE, THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

I.       Definitions

Where used herein, the following terms shall have the meanings ascribed thereto:

           A.           "Environmental Requirements" shall mean all applicable present and future statues, regulations, ordinances, rules, codes, or other similar enactments of any governmental authority of agency, and any applicable judicial, administrative or regulatory decrees, judgments, orders, or policies regulating or relating to any Hazardous Materials or pertaining to health, safety, industrial hygiene, or the environmental conditions on, under, or about the Real Property or the environment, including, without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"); the Resource Conservation and Recovery Act; the Toxic Substances Control Act; the Clean Air Act; the Federal Water Pollution Control Act; the Federal Hazardous Materials Transportation Act; and all state and local counterparts, supplements or additions thereto, and any regulations or policies promulgated or issued thereunder.

           B.           "Federal Order" shall mean the Corrective Action Order on Consent, Docket No. RCRA (3008) VIII-87-01, between the United States Environmental Protection Agency, Region VIII and EaglePicher Industries, Inc.

           C.           "Hazardous Materials" shall mean and includes petroleum (as defined in CERCLA), asbestos and any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic under any Environmental Requirements.

           D.           "Operations Discharge Permit" shall mean Permit No. 98-001, as amended, issued by the Security Sanitation District.

           E.           "Remediation Discharge Permit" shall mean the Authorization to Discharge Industrial Wastewaters to the Security Sanitation District, Permit No: 2000-002, as amended.

           F.           "CPDHE Order" shall mean the Compliance Order on Consent Number 99-01-26-01 issued to EaglePicher by the State of Colorado, Department of Public Health and Environment.

Other capitalized terms shall have the meanings ascribed thereto elsewhere in this Agreement.

II.       Nitrate Discharge Limits

           A.           Mobile Energy acknowledges that EaglePicher extracts and treats groundwater as part of EaglePicher's compliance with the CPDHE Order. The treated groundwater is discharged to the Security Sanitation District pursuant to the Remediation Discharge Permit. Treated wastewater from the manufacturing operations is discharged to the Security Sanitation District pursuant to Operations Discharge Permit.

           B.           Mobile Energy acknowledges that the Security Sanitation District has restricted the combined discharges of non-domestic nitrate-nitrogen under the Remediation Discharge Permit and Operations Discharge Permit to 64 lbs./day or less and placed other restrictions on the discharge of nitrate-nitrogen (collectively referred to as the "Nitrate-Nitrogen Limits").

           C.           EaglePicher shall be entitled to discharge up to all Nitrate-Nitrogen Limits allowed by the Security Sanitation District for the discharge of nitrate-nitrogen associated with the discharge of treated groundwater under the Remediation Discharge Permit. However, Mobile Energy shall be allowed to discharge nitrate-nitrogen to the extent EaglePicher's discharge of nitrate-nitrogen is less than the Nitrate-Nitrogen Limits. As an example, if EaglePicher discharges 30 lbs./day of nitrate-nitrogens to the Security Sanitary District pursuant to the Remediation Discharge Permit, Mobile Energy shall be entitled to discharge up to 34 lbs./day of nitrate-nitrogen pursuant to the Operations Discharge Permit. EaglePicher makes no warranties or guarantees to Mobile Energy with the respect to the availability of permitted nitrate-nitrogen discharges.

III.     Operation of Groundwater Treatment System

           A.           EaglePicher shall remain the PERMITEE under the Remediation Discharge Permit and is required by the Remediation Discharge Permit to comply with the terms and conditions set forth therein.

           B.           Mobile Energy has agreed to make available the employees listed on Appendix A, and EaglePicher does not object to the individuals identified, to perform the activities listed below relating to the groundwater remediation system and the Remediation Discharge Permit. If it becomes necessary for Mobile Energy to change the employees who will carry out the activities listed below, Mobile Energy shall provide the name and qualifications of the employee to EaglePicher. EaglePicher shall inform Mobile Energy within five (5) business days of any objection to the employee made available. Mobile Energy shall:

1. Provide appropriately certified personnel, where necessary, to perform the activities set forth in this Paragraph III(B) and, pursuant to the terms of this Agreement, otherwise ensure compliance with the Remediation Discharge Permit and that the groundwater remediation system remains in good working order.

2. Collect and analyze, and record the results of, water samples from (a) the batch tanks associated with the groundwater treatment system ("Groundwater Treatment System"); (b) the groundwater continuously flowing to the Security Sanitation District; and (c) the on-site and off-site groundwater monitoring system, all at such frequency and in such form as required to comply with the Remediation Discharge Permit.

3. Collect and record all other data and information at such frequency and in such form as required to comply with the Remediation Discharge Permit and operate the Groundwater Treatment System.

4. Provide all reports, data, charts and information (collectively "Reports") required by the Remediation Discharge Permit and/or the Security Sanitation District to EaglePicher pursuant to a schedule established with EaglePicher, and maintain at the Real Property all Reports required by the Remediation Discharge Permit and/or the Security Sanitation District to be kept at the Real Property.

5. Prepare all Reports required to be submitted to the Security Sanitation District or federal, state or local governmental entity (collectively, "Governmental Authority") pursuant to the Remediation Discharge Permit or the CPDHE Order and deliver such Reports to EaglePicher upon a schedule established with EaglePicher that allows EaglePicher to comment on the Reports, if necessary, and timely submit the Reports to a Governmental Authority.

6. EaglePicher shall be responsible for executing Reports and delivering such Reports to the Security Sanitation District.

7. Promptly notify EaglePicher of any violations of the Remediation Discharge Permit or material damage to, or malfunction of, the Groundwater Treatment System or on-site or off-site wells.

8. Ensure that the combined discharges from the Real Property comply with the Remediation Discharge Permit and Operations Discharge Permit, and take such actions to regulate, as necessary and legally permissible, the discharges from the batch tanks and other flows to the Security Sanitation District to ensure compliance with the Remediation Discharge Permit and Operations Discharge Permit.

9. Conduct all repairs, maintenance and parts/equipment replacements to the Groundwater Treatment System and on-site and off-site groundwater monitoring and collection wells, including but not limited to scaling of the Groundwater Treatment System and Security Sanitation District pipes; replacement of facility pipes; pulling, cleaning and rebuilding pump wells; and clean out of the well casings, as well as other functions, necessary to ensure proper operation of the wells and Groundwater Treatment System, and comply with the Remediation Discharge Permit and CPDHE Order.

10. Perform all other functions reasonably related to the proper operation of the groundwater collection (on-site and off-site), treatment and discharge systems at the Real Property, with the understanding that it may be necessary to make reasonable changes to the work performed after execution of this Agreement.

           C.           If Mobile Energy determines that it is necessary to retain sub-contractors to carry out any of the activities listed above, Mobile Energy shall provide the names and qualifications of such sub-contractor to EaglePicher and EaglePicher shall have five (5) business days to notify Mobile Energy of any objections to the sub-contractor. Further, Mobile Energy shall provide the name and qualifications of any laboratory used in connection with the activities to be performed under this Agreement and EaglePicher shall have five (5) business days to notify Mobile Energy of any objections to the laboratory.

IV.     Representation and Warranties

          Mobile Energy shall perform the services set forth in this Agreement consistent with that level of care and skill ordinarily exercised by (1) other professionals under similar circumstances at the same time the services are performed and (2) the employees operating the Groundwater Treatment System and ensuring compliance with Remediation Discharge Permit during EaglePicher’s ownership and operation of the Business (as that term is defined in the Asset Purchase Agreement).

V.       Submission of Reports

          All Reports referenced hereunder that are required to be submitted to a Governmental Authority shall be prepared by Mobile Energy and sent to a designated representative at EaglePicher, in electronic form if possible and appropriate, at least 10 business days prior to the date required for formal submission of the Report to the Governmental Authority. Mobile Energy agrees to use good faith efforts in revising or supplementing the Reports, as requested by EaglePicher, in order to enable the Reports to be timely submitted to a Governmental Authority. Upon EaglePicher’s approval of the Reports, EaglePicher shall submit the Reports to the Governmental Agency.

VI.     Payment for Services

          Mobile Energy shall invoice EaglePicher at the beginning of each month during which the services described herein are to be performed. EaglePicher shall have thirty (30) days from receipt of the invoice to pay such invoice. The monthly fee to be set forth in the invoice is $14,165 (“Monthly Cost”). The Monthly Cost shall be effective for a period of six (6) months commencing October 1, 2003 (“Initial Term”), and shall automatically renew for an annual term, and on the same terms as set forth in this Agreement, unless, prior to the expiration of the Initial Term, either Mobile Energy or EaglePicher seek to renegotiate the Monthly Cost or other terms of this Agreement. Either party may terminate this Agreement by providing written notice to the other party at least thirty (30) days prior to termination.

VII.   Equipment Ownership

          Pursuant to the Asset Purchase Agreement, after the transaction contemplated under the Asset Purchase Agreement is consummated, EaglePicher shall remain owner of the equipment and other assets of EaglePicher located at the Real Property used primarily in connection with the Groundwater Treatment System pursuant to the existing Groundwater Remediation Permit, and remain as PERMITTEE on the Groundwater Discharge Permit. EaglePicher shall be responsible for, at its sole cost, any additional monitoring wells, groundwater pumps or Groundwater Treatment System equipment or other physical modifications or changes required of EaglePicher by the Security Sanitation District or under the CPDHE Order or Federal Order. EaglePicher authorizes Mobile Energy to use the above-referenced assets and equipment, as well as the van currently on the Real Property, along with the sampling apparatus contained therein, to the extent necessary to perform the services described herein.

VIII.  Operations Discharge Permit

          Mobile Energy shall be responsible, at its sole cost and expense, for ensuring compliance with the Operations Discharge Permit and ensuring that its discharge of nitrate-nitrogen does not exceed the Nitrate-Nitrogen Limits when combined with discharge of treated groundwater.

IX.     Indemnification

          Except to the extent arising from the negligence or willful misconduct of EaglePicher or EaglePicher’s agents, contractors or employees, Mobile Energy shall indemnify, defend, and hold EaglePicher and its shareholders, officers, directors, agents and employees harmless from and against any and all manner of losses (including, without limitation, diminution in value of the Real Property and loss of rental income from the Real Property), claims, demands, actions, suits, damages (including, without limitation, punitive damages), fines, penalties, administrative and judicial proceedings, judgments, settlements, expenses (including, without limitation, consultant fees, attorneys’ fees, or expert fees) (collectively, “Losses”) which arise during or after the Lease Term which are brought or recoverable against, or suffered or incurred by EaglePicher or such parties as a result of (1) any breach of this Agreement by Mobile Energy; or (2) a violation of the Remediation Discharge Permit, unless such breach of this Agreement or such violation of the Remediation Discharge Permit is due to an act of God or war, or unforeseeable governmental restrictions, governmental regulations or governmental controls, enemy or hostile governmental actions, civil commotion, acts of terrorism, or failure of equipment that can not be repaired using commercially reasonable efforts in such time to avoid a breach or violation.

          Except to the extent arising from the acts, negligence or willful misconduct of Mobile Energy or Mobile Energy’s agents, contractors or employees, or arising from Mobile Energy’s breach of this Agreement, EaglePicher shall indemnify, defend, and hold Mobile Energy and its shareholders, officers, directors, agents and employees harmless from and against any and all manner of Losses which are brought or recoverable against, or suffered or incurred by Mobile Energy or such parties as a result of any breach of this Agreement by EaglePicher.

          The indemnification and hold harmless obligations of Mobile Energy and EaglePicher shall survive Mobile Energy’s purchase of the Real Property from EaglePicher, any termination of the Lease Agreement, any renewal, expansion or amendment of the Lease Agreement and/or the execution and delivery of any new lease with Mobile Energy covering all or any portion of the Real Property.

          IN WITNESS WHEREOF, EaglePicher and Mobile Energy have executed this Agreement as of the date first set forth above.

EAGLEPICHER TECHNOLOGIES, LLC

By: /s/ Louis E. Lupo
Name: Louis E. Lupo
Title: Vice President and General Manager

MOBILE ENERGY PRODUCTS, INC.

By: /s/ Michael Eskra
Name: Michael Eskra
Title: President

Appendix A

EMPLOYEES

1.           COOPER, DAVID W.

2.           SHEWELL, LAWRENCE R.

3.           MEISER, ROBERT J.

4.           STURTEVANT, ERNEST L.